Exhibit 10.1

ESAB Corporation

Amended and Restated Executive Officer Severance Plan

and

Summary Plan Description

TABLE OF CONTENTS

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Section 1.Purpose.
ESAB Corporation (the “Company”) establishes and adopts this Amended and Restated Executive Officer
Severance Plan, as the same may be amended from time to time (the “Plan”) effective as of May 5, 2026 (the “Effective Date”). The purpose of the Plan is to enable the Company to provide severance pay and certain other benefits to eligible Participants in connection with a Qualifying Termination under the Plan, thereby aiding the Company in attracting and retaining highly qualified executive officer level employees who are essential to its success.

    This document sets out the Plan’s provisions on the Effective Date. This document constitutes both the Plan’s formal plan document and a summary plan description, which describes the severance benefits provided under the Plan. The Plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA and is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the regulations published by the Secretary of Labor. In addition, the Plan is intended to be a plan that is primarily for the purpose of providing benefits to a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

Section 2.Definitions.
a.“Accrued Obligations: means, with respect to any Participant, the Participant’s (i) Base Pay earned through, but unpaid as of, the Termination Date, (ii) business expenses reimbursable under the applicable policies of the Company Group then in effect that have been properly submitted and documented but that are unreimbursed as of the Termination Date, (iii) subject to Section 4(b), any Bonus earned and payable as of the Termination Date in respect of any performance period completed prior to the Termination Date and that remains unpaid as of the Termination Date, and (iv) other amounts earned or accrued through the Participant’s Termination Date under the Company Group’s applicable health, welfare, retirement, or other benefit programs as required by their terms or by applicable law. The Company Group shall pay the Participant the Accrued Obligations on the dates such amounts would have been payable under the Company Group’s applicable policies if the Participant’s employment had not terminated, but in no event more than sixty (60) days after the Termination Date or, with respect to the payments and benefits pursuant to subclause (iii) of this definition, at the same time that such Bonuses are paid by the Company Group to its similarly-situated employees, or in each case sooner if required by applicable law. The Participant’s benefits and rights under any of the Company Group’s benefit plans shall be determined in accordance with the applicable provisions of such plans, as may be in effect at the Termination Date.

b.“Base Pay” means a Participant’s annual base salary at the rate in effect as of the effective date of the Participant’s Termination Date (determined without regard to any reduction to the Participant’s annual base salary rate that lead to circumstances constituting Good Reason).
c.“Board” means the Board of Directors of the Company.
d.“Bonus” means, to the extent that a Participant is eligible for an annual cash bonus under any annual cash bonus plan of the Company Group, such Participant’s annual cash bonus for the year in which the Participant’s Termination Date occurs as determined under such annual cash bonus plan. If a Participant is not eligible for an annual cash bonus under an annual cash bonus plan of the Company Group as of the Participant’s Termination Date, references to “Bonus” hereunder shall be disregarded.
e.“Cause” means a Participant’s:
i.indictment for, conviction of or plea of guilty or nolo contendere to a felony (or state law equivalent) or any crime involving moral turpitude;
ii.commission of any act of gross negligence, willful misconduct, breach of fiduciary duty, theft, fraud, embezzlement or misappropriation against the Company Group or its subsidiaries or affiliates or against any other party to the extent that such action results or would reasonably be expected to result in financial or reputational harm to the Company Group or its subsidiaries or affiliates;
iii.willful or repeated failure or refusal to substantially perform the Participant’s duties (other than due to Disability), which is not cured (if capable of cure) within ten (10) calendar days following notice from the Company; or
iv.material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical
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misconduct, or material breach of a written agreement between the Participant and the Company Group, including, without limitation, any breach of a confidentiality, non-competition, non-solicitation, non-disparagement, or similar agreement.
f.“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended, and any similar state law.
g.“Code” means the Internal Revenue Code of 1986, as amended.
h.“Committee” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Plan Administrator hereunder.
i.“Company Group” means, collectively, the Company and each Participating Employer.
j.“Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code, without regard to the last sentence thereof.
k.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
l.“Good Reason” means the occurrence of any one or more of the following events which occur without a Participant’s express written consent:
i.A material reduction in the Participant’s annual base salary or target annual cash bonus opportunity (for the avoidance of doubt, failure to earn an annual cash bonus in respect of any given fiscal year due to failure to attain applicable performance goals (whether based on corporate, individual or other factors) shall not constitute a material reduction in target annual cash bonus opportunity), in each case other than an across-the-board reduction proportionately impacting similarly-situated Participants;
ii.A material diminution in the Participant’s duties, responsibilities, and authorities; except the foregoing will not constitute Good Reason if occurring (A) in connection with the termination of the Participant’s employment for Cause, Disability, or as a result of the Participant’s death, or (B) as a result of reasonable adjustments in the Participant’s range of duties, responsibilities and authorities as needed to accommodate a change in the size of the Company Group (which is to include a change in title or reporting to another senior executive officer); or
iii.The Company Group requires the Participant to relocate the Participant’s principal place of employment by more than fifty (50) miles from the Participant’s then-current principal place of employment, and which increases the Participant’s one-way commute by at least fifty (50) miles. Notwithstanding the foregoing, any assertion by a Participant of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (A) the Participant provides written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition and (B) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than ninety (90) days following the initial existence of the condition claimed to constitute “Good Reason.”
m.“Non-Qualifying Events” means any of the following: (i) the Participant is primarily providing services to a business unit, as determined by the Plan Administrator, which is directly or indirectly sold, licensed or transferred, or all or substantially all of the assets of the Company Group are sold or otherwise disposed of, and upon or within one hundred twenty (120) days following the closing of such sale, license or transfer, the Participant (A) accepts a position with the purchaser or any of its affiliates or (B) is offered employment with the purchaser or any of its affiliates which employment maintains the Participant’s principal place of employment within fifty (50) miles of the Participant’s principal place of employment as of immediately prior to such closing and offers materially comparable base salary and target annual cash bonus opportunity; (ii) the Participant is placed on administrative leave or furlough not exceeding nine (9) months; or (iii) the Participant’s employment is transferred to, or the Participant accepts employment with, any subsidiary or affiliate of the Company and the terms and conditions of such employment do not otherwise give rise to “Good Reason” hereunder.
n.“Participating Employer” means a subsidiary or affiliate of the Company that participates in the Plan.
o.“Plan Administrator” means the Committee.
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p.“Qualifying Termination” means an involuntary termination of the Participant’s employment with the Company Group without Cause (excluding by reason of death or Disability) or by the Participant for Good Reason.
q.“Severance Benefits”, with respect to a Participant, means:
i.A fixed amount in cash equal to the sum of (A) twelve (12) months of the Participant’s Base Pay and (B) a pro-rata portion of the target amount of the Bonus based on the number of days the Participant is employed during the calendar year in which the Termination Date occurs, payable in equal installments over twelve (12) months in accordance with the Company’s normal payroll practices beginning on the Company’s first regular payroll date that is at least five (5) business days following the date on which the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year; provided, further that the first installment shall include as a lump sum all payments (without interest) that accrued from the Termination Date until such first payroll date;
ii.To the extent the Participant and/or the Participant’s covered dependent(s) timely elect to continue to participate in the Company’s medical, dental and/or vision plans pursuant to COBRA after the Termination Date, the payment or reimbursement by the Company of the employer portion of all applicable COBRA premiums, for a period ending on the earliest of: (A) the twelve (12) month anniversary of the Termination Date, (B) the Participant becoming eligible for other employer-sponsored group health benefits or Medicare (it being understood that the Participant shall be obligated to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits that relate to such employment and/or the Participant’s Medicare eligibility status), or (C) the date the Participant ceases to be eligible for COBRA continuation coverage for any reason; provided, however, that if the Employer reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including Section 2716 of the Public Health Service Act), then the Employer shall convert such payments to payroll payments directly to the Participant for the time period specified above on the Employer’s regular payroll dates (subject to tax withholdings as applicable; and
iii.Outplacement services for twelve (12) months with one of the Company Group’s preferred providers in accordance with the Company Group’s outplacement services programs or arrangements that are in effect for Participants as of the Termination Date.
r.“Participant” means an executive officer (as such term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended) of the Company. The Company may designate additional eligible participants for benefits under all or any portion of this Plan, regardless of whether such individual is an executive officer, and once so designated such individual shall be referred to as a “Participant” herein; provided that such designated individual shall be a member of management or highly compensated employee within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).
s.“Termination Date” means the date on which a Participant’s employment with the Company Group and all of its respective subsidiaries and affiliates terminates for any reason. Unless otherwise determined by the Plan Administrator in its sole discretion, a Participant being placed on administrative leave or furlough not exceeding nine (9) months shall not constitute a termination of such Participant’s employment hereunder. To the extent that any payments or benefits under the Plan constitute “nonqualified deferred compensation” subject to Section 409A of the Code, the determination of whether a Participant’s Termination Date has occurred (or whether a Participant has otherwise had a termination of employment) shall be made in accordance with the provisions of Section 409A of the Code (including the definition of “separation from service” thereunder) and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

Section 3.Eligibility. Each Participant who meets the following requirements is eligible to participate in the Plan and receive the Severance Benefits hereunder:

a.the Participant is not a party to an individual arrangement or a written employment agreement providing severance compensation other than pursuant to the Plan (for the avoidance of doubt, Participants party to such an arrangement or agreement as of the Effective Date are not eligible to participate until such arrangement or agreement ends or is otherwise terminated and it is the intention of the Company to not enter into non-Plan based severance arrangements from the effective date hereof); and
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b.the Participant is not covered by a local practice or local law outside the U.S. that provides for severance payments and/or benefits in connection with a voluntary or involuntary termination of employment that are greater than the severance payments and/or benefits set forth in the Plan.

Section 4.Severance Benefits.

a.Qualifying Termination. Upon a Participant’s Qualifying Termination, in addition to any Accrued Obligations, subject to Section 4(c), such Participant will be eligible to receive the Severance Benefits.
b.Other Termination. In the event that a Participant’s employment is terminated other than as the result of a Qualifying Termination, then such Participant shall not be entitled to receive any payments or benefits under the Plan other than the Accrued Obligations; provided that if a Participant’s termination of employment is due to a termination by the Company for Cause, the Participant shall not be entitled to the Accrued Obligations described in subclause (iii) of the definition of “Accrued Obligations”. A Participant shall not be deemed to have experienced a Qualifying Termination and shall not be entitled to receive any payments or benefits under this Plan in the event that such Participant’s employment is terminated by the Company for Cause or such Participant resigns without Good Reason (including as a result of a retirement), such Participant dies, such Participant terminates employment as a result of Disability, or such Participant experiences a Non-Qualifying Event.
c.Conditions to Severance Benefits. Payment of the Severance Benefits to a Participant who experiences a Qualifying Termination hereunder shall be subject to (i) such Participant’s execution (and non-revocation) of a general release of claims in a form reasonably satisfactory to the Company and provided to such Participant by the Company prior to or upon the Termination Date (the “Release”) with such execution to occur no earlier than the Termination Date and otherwise within the time period specified in the Release, (ii) the Release becoming effective and irrevocable in accordance with its terms, and (iii) the Participant’s continued compliance with all restrictive covenants to which the Participant is bound in favor of the Company Group or any of its subsidiaries or affiliates.
d.Offset.
a.The amount of the total cash portion of the Severance Benefits to which a Participant is entitled under the Plan will be reduced (but not below zero) for U.S. expatriates by an amount equal to any payments of severance required to be paid by law in any country other than the U.S., and the payments and benefits under the Plan are conditioned upon any such payments required to be paid by law being offset. Any offset shall be applied in a manner consistent with Section 409A of the Code to the extent that either the applicable portion of the Severance Benefits or the payments required to be paid constitute “nonqualified deferred compensation” subject to Section 409A of the Code.
b.If a Participant owes the Company Group money for any reason, the Company Group may offset the amount of the debt from such Participant’s Severance Benefits to the extent permitted by law; provided, however, that, any such offset shall be applied in a manner consistent with Section 409A of the Code to the extent that either the applicable portion of the Severance Benefits or the payments required to be paid constitute “nonqualified deferred compensation” subject to Section 409A of the Code.

Section 5.Administration.
The Plan shall be administered by the Plan Administrator in its sole and absolute discretion, and all determinations by the Plan Administrator shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law. The Plan Administrator shall have the discretionary authority and responsibility, consistent with the terms of the Plan for, among other things, (a) determining eligibility for benefits and construing and interpreting the terms of the Plan, (b) interpreting, administering, reconciling any inconsistency, correcting any defect and/or supplying any omission in the Plan, (c) establishing, amending, suspending or waiving any rules and procedures with respect to the Plan, and (d) making any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. In addition, unless prohibited by applicable law, the rules of any applicable securities exchange on which the shares of the Company’s common stock are traded at such time, or the Company’s by-laws or articles of incorporation or applicable Board or Committee charter documents, the Plan Administrator may, at its discretion, at any time or from time to time delegate to one or more officers of the Company the authority to act on behalf of the Plan Administrator, with such delegation to be effective for such time and until revoked by the Plan Administrator.

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Section 6.Amendment and Plan Termination.
.
The Plan Administrator reserves the right to terminate or amend the Plan, in whole or in part, at any time in the Plan Administrator’s sole discretion. The Plan Administrator reserves the right to implement changes even if the changes have not been reprinted or substituted in this document.

Section 7.Employment At-Will.
The Plan does not constitute a contract of employment, and nothing in the Plan or any other act of the Plan Administrator, the Company Group provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with the Company Group or any of its respective subsidiaries or affiliates.
Section 8.Withholding; Taxes.
The Company Group will withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld therefrom and any other required payroll deductions.
Section 9.No Effect on Other Benefits.
Neither the provisions of this Plan nor the Severance Benefits will reduce any amounts otherwise payable to a Participant under any incentive, retirement, stock option, stock bonus, stock ownership, group insurance or other benefit plan or agreement, except as expressly provided in such plan or agreement.
Section 10.Validity and Severability.
The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.
Section 11.Unfunded Obligation.
The obligations of the Company Group under the Plan constitute unfunded obligations of the Company Group. Payment of any Severance Benefit will be made, as due, from the general funds of the Company Group. The Plan constitutes solely an unsecured promise by the Company Group to provide severance benefits to Participants who experience a Qualifying Termination under the Plan, to the extent provided in the Plan, and nothing contained herein shall give any Participant any right, title or interest in any property of the Company Group or any of its subsidiaries or affiliates. For avoidance of doubt, any medical or dental insurance coverage to which a Participant may be entitled under the Plan will be provided under other applicable employee benefit plans of the Company Group.
Section 12.Governing Law.
The Plan and all rights under it will be governed and construed in accordance with ERISA and, to the extent not preempted by federal law, with the laws of the State of Delaware, excluding choice of law rules.

Section 13.Section 409A.
a.Compliance. Notwithstanding anything herein to the contrary, the Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, the Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the Company determines that any provision of the Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company Group or any of its subsidiaries or affiliates, or any of their respective officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of the Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.
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b.Separation from Service. Notwithstanding anything in the Plan to the contrary, with respect to any payment or benefits hereunder that constitute “nonqualified deferred compensation” under Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.
c.Specified Employees. Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit under the Plan constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, and if such payment or benefit is to be paid or provided on account of a Participant’s “separation from service” (within the meaning of Section 409A of the Code) and if such Participant is a “specified employee” (within the meaning of Section 409A of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following such Participant's separation from service, such payment or benefit shall be delayed until the earlier of (i) first business day of the seventh month following such Participant’s separation from service, or (ii) such Participant’s death, and shall at that time be paid on a lump sum (or, in the case of a non-cash benefit, shall be provided in a manner that is consistent with Section 409A of the Code).

Section 14.Certain Excise Taxes.
Notwithstanding anything to the contrary in the Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefits provided for under this Plan, together with any other payments and benefits which a Participant has the right to receive from the Company Group or any of its subsidiaries or affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefits provided for under the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Participant from the Company Group will be one dollar ($1.00) less than three (3) times such Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) so that no portion of such amounts and benefits received by such Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to such Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction is necessary shall be made by a nationally recognized accounting or consulting firm selected by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits used in determining if a parachute payment has been made, exceeds one dollar ($1.00) less than three times such Participant’s base amount, then such Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company Group or any of its subsidiaries or affiliates, or any of their respective officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders to be responsible for, or have any liability or obligation with respect to, any Participant’s excise tax liabilities under Section 4999 of the Code.

Section 15.Successors and Assigns.
a.The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement to expressly assume and agree to perform under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The terms of the Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of the Plan.
b.The Plan will inure to the benefit of, and will be enforceable by, each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to such Participant under the Plan had such Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such Participant’s estate. A Participant’s rights under the Plan will not otherwise be transferable or subject to lien or attachment.
Section 16.Entire Agreement.
The Plan supersedes all prior understandings, whether written or oral, with respect to the subject matter hereof. The Plan replaces any and all severance pay plans, policies, practices, agreements, arrangements or programs, written or unwritten, that the Company or any predecessor of the Company may have had in effect for eligible Participants from time to time prior to the Effective Date.
Section 17.Claims Procedures
If a Participant believes that such Participant is entitled to payments and benefits under the Plan that are not provided to the Participant, or the Participant disagrees with any other action taken by the Plan Administrator with respect to the Plan,
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then the Participant may submit a claim to the Plan Administrator in writing. A claim must be made in writing and submitted within six (6) months of the Participant’s Termination Date. In the event a Participant makes a claim for benefits beyond six (6) months of the Participant’s Termination Date, then the Participant is expressly precluded from receiving any severance payments and/or benefits under the Plan.
a.Claims Review Procedures
A Participant will be notified in writing by the Plan Administrator if the Participant’s claim under the Plan is denied.
If a claim for benefits under the Plan is denied in full or in part, the Participant may appeal the decision to the Plan Administrator.
To appeal a decision, the Participant must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within sixty (60) days after the Participant receives notice of the claim denial described above. The Participant may also include information or other documentation in support of the Participant’s claim.
The Participant will be notified of a decision within ninety (90) days (which may be extended to one hundred eighty (180) days, if required) of the date the Participant’s appeal is received. To the extent applicable, this notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure. If the Plan Administrator requires an extension of time to respond to the Participant’s appeal, the Participant will receive notice of the reason for the extension within the initial ninety (90) day period and a date by which the Participant can expect a decision.
If the original denial is upheld on first appeal, the Participant may request a review of this decision. The Participant may submit a written request for reconsideration to the Plan Administrator (as listed in Section 19) within sixty (60) days after receiving the denial.
A Participant can review all plan documents in preparing the Participant’s appeal and the Participant may have a qualified person represent the Participant during the appeal process. Any documents or records that support the Participant’s position must be submitted with the Participant’s appeal letter.
The case will be reviewed, and the Participant will receive written notice of the decision within sixty (60) days (which may be extended to one hundred twenty (120) days, if required). The written notice will include the specific reasons for the decision and specific reference to the Plan provision(s) on which the decision is based.
Any decision on final appeal will be final, conclusive and binding upon all parties. If the final appeal is denied, however, the Participant will be advised of the Participant’s right to file a claim in court. It is the Company’s intent that in any challenge to a denial of benefits on final appeal under these procedures, the court of law or a professional arbitrator conducting the review will apply to a deferential (“arbitrary and capricious”) standard and not a de novo review.
b.Legal Action
A Participant may not bring a lawsuit to recover benefits under the Plan until the Participant has exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one (1) year statute of limitations on suits for all benefits will apply in any forum where the Participant may initiate such a suit.
c.Participating Employers
A complete list of the Company’s subsidiaries or divisions that participate in the Plan may be obtained from the Plan Administrator by written request. See the chart at the end of Section 19 for the name and address of the Plan Administrator.
Section 18.Statement of ERISA Rights.
Participants in the Plan are entitled to certain rights and protection under Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that Participants shall be entitled to:
Receive Information about the Plan and Benefits
Examine, without charge, at the Company’s offices and at other specified locations all documents governing the Plan filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
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Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Enforcing Rights
If the claim for a welfare benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if the Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within thirty (30) days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If a Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court.
If it should happen that a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.
Assistance with Questions
If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about rights under ERISA, or needs assistance in obtaining documents from the Plan Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.
Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

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Section 19.General Plan Information

Severance Plan
Name of Plan	ESAB Corporation Amended and Restated Executive Officer Severance Plan
Type of Plan	ERISA “welfare plan” that is a severance pay arrangement
Plan Records	Kept on a calendar-year basis
Plan Year	January 1 — December 31
Plan Funding	Unfunded—Company and Participating Employers provide severance benefits from general assets.
Plan Sponsor	ESAB Corporation
Plan Sponsor’s Employer Identification Number	87-0923837
Plan Administrator and Named Fiduciary	ESAB Corporation 909 Rose Avenue, Suite 800 North Bethesda, Maryland 20852
Agent for Service of Legal Process on the Plan	ESAB Corporation c/o General Counsel 909 Rose Avenue, Suite 800 North Bethesda, Maryland 20852
Trustee	Not applicable
Insurance Company	Not applicable

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